Exhibit 99.1

INVESTOR CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR SECOND QUARTER 2022

Achieved sequential improvement in profitability and free cash flow

ELYRIA, Ohio - (August 8, 2022) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended June 30, 2022.
Executive Summary
Reflecting on the quarter, Matt Monaghan, chairman, president, and chief executive officer, said "In 2Q22, we achieved sequential revenue growth of 4.7% in mobility & seating products driven by increased adoption of our compelling product portfolio. We continue to experience elevated backlog across all product categories and regions, and see strong demand in mobility & seating and lifestyle products. We are working diligently to increase output and convert order backlog into sales.
We continue to make good progress on our business transformation initiative as demonstrated by sequential improvement in gross margin and lower SG&A expense. The sequential improvement in gross margin was driven by increased price effectiveness and favorable product mix. Importantly, as guided, we achieved sequential improvement in Adjusted EBITDA and free cash flow even as we endured supply chain challenges and foreign exchange headwinds.
To further accelerate our business evolution and growth strategy, we are pleased to have secured additional capital in July which provides increased liquidity and flexibility. We expect this strategic funding will enable us to more efficiently address our elevated backlog and better serve customer demand. We look forward to providing updates in the coming quarters on additional transformative actions intended to drive increased profitability and enhance shareholder value."

Key Metrics
•Reported net sales were $189.0 million, a decrease of 16.3% and constant currency net sales(a) decreased 10.7%, compared to the 2Q21.
•Gross margin was 25.4%, an increase of 160 basis points on a sequential basis and a decrease of 150 basis points compared to 2Q21.
•SG&A expense of $58.6 million decreased 8.1%, and constant currency SG&A(b) decreased 3.8% compared to 2Q21 primarily attributable to lower employment costs.
•Operating loss was $14.8 million compared to a loss of $3.5 million in 2Q21; improvement of $1.8 million sequentially.

•Adjusted EBITDA(c) loss was $4.8 million, compared to positive $5.5 million in 2Q21; improvement of $3.8 million sequentially.
•Free cash flow(d) generated was $0.1 million, an improvement of $29.9 million sequentially and improved $27.3 million from 2Q21.

Commenting on the company's financial results, Kathy Leneghan, senior vice president and chief financial officer stated, "We achieved significant improvement in free cash flow compared to 2Q21 and sequentially as we diligently managed our working capital driving improved cash conversion including lower accounts receivable and inventory levels. At the same time, our new credit facility increases our financial flexibility and provides additional liquidity to address near-term supply chain challenges and accelerate our transformation initiatives. In addition, the convertible debt exchange results in both debt discount recapture and a path for future debt reduction."

2Q22 Segment Results versus 2Q21

(in millions USD)	Net Sales				Operating Income (Loss)
	2Q22	2Q21	Reported % Change	Constant Currency % Change	2Q22	2Q21	% Change
Europe	$112.8	$121.3	(7.0)%	2.8%	$3.5	$5.0	(30.1)%
North America	68.7	96.2	(28.6)	(28.4)	(6.3)	1.6	(494.0)
All Other	7.5	8.3	(9.5)	(1.8)	(7.9)	(9.5)	17.5

The company continues to implement additional transformative actions to improve business results. As these actions increase in effectiveness, the company expects to drive sequential improvement each quarter throughout the remainder of 2022.

At a segment level, reported net sales in Europe declined due to unfavorable foreign exchange while constant currency net sales increased driven by sales of respiratory and mobility & seating products. In North America, revenues declined due primarily to lower sales of respiratory products. Sales in the Asia Pacific region, reported in All Other, declined as growth in mobility & seating and lifestyle products was more than offset by lower sales of respiratory products. Sequentially, constant currency net sales of mobility & seating products grew across all segments.

Gross margin improved by 160 basis points sequentially driven by the benefit of pricing actions and favorable product mix. Gross profit was flat sequentially on lower revenues and was also negatively impacted by $1.5 million of unfavorable foreign currency translation.

SG&A constant currency expense decreased primarily attributable to lower employment costs, including the benefit of previously announced restructuring actions. The current quarter includes $2.7 million of IT expenses being classified as operating costs as a result of a temporary pause in the ERP roll-out, similar to 1Q22, as the company continues to focus on restructuring actions. Previously, these IT costs were classified as capital expenditures and were included in All Other.

As previously disclosed, the company incurred $4.2 million of restructuring expense during 2Q22 related to severance and other costs as compared to $0.5 million in 2Q21. The costs were incurred in both the Europe and North America segments. Benefits from the restructuring actions are expected to be realized in the 2H22.

Second Half 2022 Update

The benefit of additional liquidity available to the business is expected to improve access to components and support 2H22 improvement in net sales, but this benefit is not anticipated to have a meaningful impact until later half in the year. For 2H22, the company anticipates an improvement in Adjusted EBITDA as compared to 1H22 driven by gross profit improvement with increased effectiveness of pricing actions, and restructuring benefits partially offset by continued higher input costs. As anticipated, demand for respiratory products is expected to lessen in the next several quarters given less COVID-related demand.

Given the continuing supply chain challenges, the company has suspended its full year 2022 financial guidance. The company will provide updates to the market as the year progresses on the planned deployment of recently announced funding, and as circumstances evolve.

The company continues to focus on its transformation plan, revenue growth for clinically relevant product categories, and effectiveness of pricing actions to drive significant improvement in financial performance to deliver enhanced long-term shareholder value.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its second quarter 2022 financial results on Tuesday, August 9, 2022 at 8:30 AM ET. Those wishing to participate via webcast can access the event at https://event.on24.com/wcc/r/3824622/92E8BCD6867EC596FFDEE810519F56D2. Those wishing to participate via telephone can dial 844-200-6205, or for international callers 929-526-1599, and enter Conference ID 491866. A copy of the webcast slide deck will be posted to https://global.invacare.com/investor-relations prior to the webcast and an achieve will be posted 24 hours after the call. A recording of the conference call can be accessed by dialing 929-458-6194 and entering the Conference ID Code 100258, through August 23, 2022.

Upcoming Investor Events

•September 14, 2022 - Morgan Stanley 20th Annual Global Healthcare Conference (New York, NY)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the company’s ability to address on-going supply chain challenges; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results and events may differ significantly from those expressed or anticipated as a result of various risks and uncertainties, including the availability and cost to the company of needed products, components or raw materials from the company's suppliers, including delivery delays and production interruptions from pandemic-related supply chain challenges and supplier delivery holds resulting from past due payables; the duration and scope of the COVID-19 pandemic, the pace of resumption of access to healthcare, including clinics and elective care, and loosening of public health restrictions, or any reimposed restrictions on access to healthcare or tightening of public health restrictions, which could impact the demand for the company’s products; global shortages in, or increasing costs for, transportation and logistics services and capacity; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic or political or geopolitical crises, such as Russia's invasion of Ukraine, and actions taken in response, on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, including negative conditions attributable to inflationary economic conditions; the effects of steps the company has taken or will take to reduce operating costs; the ability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory levels to cash or reduce its costs; lack of market acceptance of the company's new product innovations; potential adverse effects of revised product pricing and/or product surcharges on revenues or the demand for the company's products; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its growth plans, such as its new product introductions, commercialization plans, additional investments in demonstration equipment, product distribution strategy in Europe, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including (i) the company's ability to address future debt maturities or other obligations, including additional debt that may be incurred in the future or (ii) the company's ability to access the remaining portion of the financing under the July 2022 financing transactions (as discussed in the notes to the condensed consolidated financial statements) in the event of a failure to satisfy one or more of the applicable closing conditions; increases in interest rates or the costs of borrowing; potential limitations on the company’s business activities from obligations in the company’s debt agreements; adverse changes in government and third-party payor reimbursement levels and practices; decreased availability or increased costs of materials which could increase the company's cost of producing or acquiring the company's products, including the adverse impacts of tariffs and increases in commodity costs or freight costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental enforcement actions; exchange rate fluctuations, particularly in light of the relative importance of the company's foreign operations to its overall financial performance; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2022	2021	2022	2021
Net sales	$189,017	$225,864	$390,005	$422,066
Cost of products sold	141,035	165,046	294,294	306,610
Gross Profit	47,982	60,818	95,711	115,456
Selling, general and administrative expenses	58,623	63,765	119,187	122,586
Charges related to restructuring activities	4,153	547	7,943	2,099
Operating Loss	(14,794)	(3,494)	(31,419)	(9,229)
Loss on debt extinguishment including debt finance charges and fees	—	—	—	709
Interest expense - net	6,229	6,084	12,481	11,814
Loss Before Income Taxes	(21,023)	(9,578)	(43,900)	(21,752)
Income tax provision	920	1,120	2,240	2,990
Net Loss	(21,943)	(10,698)	(46,140)	(24,742)

Net Loss per Share—Basic	$(0.62)	$(0.31)	$(1.31)	$(0.71)

Weighted Average Shares Outstanding—Basic	35,634	34,969	35,340	34,732

Net Loss per Share—Assuming Dilution *	$(0.62)	$(0.31)	$(1.31)	$(0.71)

Weighted Average Shares Outstanding—Assuming Dilution	35,995	35,620	35,714	35,450
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* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(c)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2022	2021	2022	2021
Net Loss	$(21,943)	$(10,698)	$(46,140)	$(24,742)
Income tax provision	920	1,120	2,240	2,990
Interest expense - net	6,229	6,084	12,481	11,814
Loss on debt extinguishment including debt finance charges and fees	—	—	—	709
Operating Loss	(14,794)	(3,494)	(31,419)	(9,229)
Depreciation and amortization	3,906	4,185	7,848	8,264
EBITDA	(10,888)	691	(23,571)	(965)
Charges related to restructuring activities	4,153	547	7,943	2,099
Stock compensation expense	1,968	4,230	2,278	5,810
Adjusted EBITDA(c)	$(4,767)	$5,468	$(13,350)	$6,944

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"Adjusted EBITDA(c)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $11,569,000 and $27,100,000 for the three and six months ended June 30, 2022 compared to $22,893,000 and $42,396,000 for the three and six months ended June 30, 2021. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Six Months Ended
(In thousands)	June 30			June 30
	2022	2021	Change	2022	2021	Change
Revenues from external customers
Europe	$112,768	$121,296	$(8,528)	$230,847	$234,071	$(3,224)
North America	68,718	96,247	(27,529)	144,037	172,221	(28,184)
All Other (sales in Asia Pacific)	7,531	8,321	(790)	15,121	15,774	(653)
Consolidated	$189,017	$225,864	$(36,847)	$390,005	$422,066	$(32,061)

Operating income (loss)
Europe	$3,489	$4,992	$(1,503)	$6,714	$8,824	$(2,110)
North America	(6,264)	1,590	(7,854)	(14,600)	(785)	(13,815)
All Other	(7,866)	(9,529)	1,663	(15,590)	(15,169)	(421)
Charges related to restructuring activities	(4,153)	(547)	(3,606)	(7,943)	(2,099)	(5,844)
Consolidated operating loss	(14,794)	(3,494)	(11,300)	(31,419)	(9,229)	(22,190)
Loss on debt extinguishment including debt finance charges and fees	—	—	—	—	(709)	709
Net interest expense	(6,229)	(6,084)	(145)	(12,481)	(11,814)	(667)
Loss before income taxes	$(21,023)	$(9,578)	$(11,445)	$(43,900)	$(21,752)	$(22,148)

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“All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended June 30, 2022 compared to June 30, 2021:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(7.0)%	(9.8)%	2.8%
North America	(28.6)	(0.2)	(28.4)
All Other (sales in Asia Pacific)	(9.5)	(7.7)	(1.8)
Consolidated	(16.3)%	(5.6)%	(10.7)%

Six months ended June 30, 2022 compared to June 30, 2021:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(1.4)%	(8.2)%	6.8%
North America	(16.4)	(0.2)	(16.2)
All Other (sales in Asia Pacific)	(4.1)	(7.0)	2.9
Consolidated	(7.6)%	(4.9)%	(2.7)%

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"Constant currency net sales(a)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands)	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$43,909	$83,745
Trade receivables, net	90,949	117,115
Installment receivables, net	284	218
Inventories, net	138,806	144,274
Other current assets	43,097	40,036
Total Current Assets	317,045	385,388
Other Assets	6,671	5,362
Intangibles, net	26,079	26,356
Property and Equipment, net	55,884	60,921
Finance Lease Assets, net	59,513	63,029
Operating Lease Assets, net	10,679	12,600
Goodwill	336,750	355,875
Total Assets	$812,621	$909,531
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$111,562	$130,036
Accrued expenses	105,151	102,971
Current taxes payable	2,102	3,914
Current portion of long-term debt	2,161	3,107
Current portion of finance lease obligations	3,085	3,009
Current portion of operating lease obligations	3,551	4,217
Total Current Liabilities	227,612	247,254
Long-Term Debt	311,489	305,022
Long-Term Obligations - Finance Leases	60,710	63,736
Long-Term Obligations - Operating Leases	7,057	8,234
Other Long-Term Obligations	58,149	66,796
Shareholders’ Equity	147,604	218,489
Total Liabilities and Shareholders’ Equity	$812,621	$909,531

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2022	2021	2022	2021
Net cash used by operating activities	$756	$(22,290)	$(26,942)	$(36,050)
Plus:
Sales of property and equipment	—	—	5	23
Less:
Purchases of property and equipment	(633)	(4,929)	(2,764)	(9,047)
Free Cash Flow(d) (usage)	$123	$(27,219)	$(29,701)	$(45,074)

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"Free Cash Flow(d) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and six months ended June 30, 2022 and June 30, 2021, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, net gain or loss on debt extinguishment including debt finance charges and fees, asset write-downs related to intangible assets, impairment of goodwill, net gain or loss on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities and stock compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included in this press release.
(d) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided (Used) by Operating Activities to Free Cash Flow” table included in this press release.